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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                          of the Exchange Act of 1934



     Date of report (Date of earliest event reported): January 21, 1997


                              IMCO Recycling Inc.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


           1-7170                                 75-2008280
   (Commission File Number)             (IRS Employer Identification No.)


   5215 North O'Connor Blvd., Suite 940, Irving, Texas       75039
        (Address of principal executive offices)           (Zip Code)


     Registrant's telephone number, including area code     (972)-869-6575


                                Not Applicable
      (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     (a)  Purchase of Stock of IMSAMET, Inc.

     On January 21, 1997, IMCO Recycling Inc., a Delaware corporation (the "Company"), acquired 100% of the issued and outstanding capital stock of IMSAMET, Inc., a Delaware corporation ("IMSAMET"), in exchange for $58,000,000 in cash pursuant to the terms of a Stock Purchase Agreement (the "IMSAMET Agreement") among the Company, EnviroSource, Inc., a Delaware corporation ("EnviroSource"), and IMSAMET. The amount and terms of such consideration were determined following arm's-length negotiations between the Company and EnviroSource.

     IMSAMET, through its wholly-owned subsidiaries Imsamet of Utah, Inc. and Imsamet of Idaho, Inc., operates aluminum processing facilities in Wendover, Utah and Post Falls, Idaho, respectively. IMSAMET also owns a seventy percent partnership interest in an aluminum processing facility in Goodyear, Arizona. These three facilities process and recycle aluminum scrap and drosses. IMSAMET also owns a fifty percent partnership interest in a salt recovery facility in Wendover, Utah. The Company intends to continue operating the business and assets of IMSAMET in a similar manner as they were operated prior to the the Company's acquisition of IMSAMET.

     The Company will account for its acquisition of IMSAMET as a purchase transaction for financial accounting purposes.

     The foregoing is a summary of certain terms of the IMSAMET Agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which has been filed herewith as an exhibit and is incorporated herein by reference.

     (b)  New Credit Facilities

     In order to fund the IMSAMET acquisition and to refinance certain outstanding term and revolving indebtedness of the Company, on January 21, 1997, the Company established credit facilities (the "Credit Facilities") with certain lenders, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as arranger and syndication agent, and Texas Commerce Bank National Association ("TCB") as administrative agent for the lenders, pursuant to the terms and conditions of a Credit Agreement (the "Credit Agreement") dated January 21, 1997. Under the Credit Agreement, the Company borrowed $105,000,000 evidenced by seven-year term notes (the "Term Notes") to fund the costs of the IMSAMET acquisition and to repay approximately $40,565,000 in term indebtedness outstanding to The Mutual Life Insurance Company of New York, and approximately $8,582,000 in term indebtedness outstanding to Texas Commerce Bank National Association. In addition, the Company established a $20,000,000 revolving credit facility (including a $4 million letter of credit sub-facility) and incurred $5,100,000 in debt

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thereunder to refinance outstanding indebtedness owed to TCB under a separate outstanding working capital revolving facility. The new revolving credit facility has a five year term pursuant to revolving credit notes executed by the Company (the "Revolving Notes").

     The unpaid portions of the indebtedness evidenced by the Term Note and the Revolving Notes bear interest at the rate of, at the Company's option, either
(i) an applicable margin rate (the "Applicable Margin") plus the higher of (a) the Federal Funds Rate plus 0.50% or (b) the Prime Rate (a "Base Rate Loan"), or (ii) the Applicable Margin plus the applicable LIBOR Rate for the interest period selected by the Company (a "LIBOR Loan"). The Applicable Margin will be initially 0.50% for Base Rate Loans and 1.50% for LIBOR Loans. The Applicable Margin will fluctuate over the term of the Term Notes and the Revolving Notes based upon the ratio of the Company's consolidated total debt to consolidated EBITDA ("Leverage Ratio"). In addition, the Company must pay a commitment fee for unborrowed amounts available under the revolving facility, initially in the amount of 0.375% of the nonutilized Revolving Credit Commitment, and after June 30, 1997, an amount based upon the Company's Leverage Ratio.

     The Credit Facilities are secured by a first lien mortgage and security interest on seven plant facilities owned by the Company, as well as security interests in equipment, accounts receivable, inventories and certain intellectual property and general intangibles. The Credit Facilities are additionally secured by a pledge of the capital stock and equity interests of substantially all of the Company's wholly-owned subsidiaries and certain joint ventures in which the Company is directly or indirectly a joint venturer. Additionally, substantially all of the Company's wholly-owned subsidiaries have guaranteed the Company's obligations under the Credit Facilities.

     The Credit Facilities contain covenants, representations and warranties by the Company and its guarantor subsidiaries, including (i) limitations on the ability to dispose of assets of the Company and subsidiaries or equity interests of subsidiaries, (ii) limitations on acquisitions of unaffiliated businesses other than certain scheduled specified transactions, and additional unscheduled acquisitions not to exceed $25 million in the aggregate, (iii) restrictions on liens and indebtedness permitted to be incurred or assumed by the Company or its subsidiaries, other than as otherwise scheduled or permitted under the Credit Agreement, and (iv) restrictions on investments by the Company or its subsidiaries.

     The Credit Agreement also contains limitations on the Company's ability to declare and pay dividends in cash or property; however, if there is no default under the Credit Agreement, then the Company is permitted to make cash dividend payments in an aggregate amount of up to $3.5 million in 1997 and in 1998, $4.0 million in 1999 and in 2000, and $6.0 million in each fiscal year thereafter. No assurances can be given as to any future levels of dividends, if any, which may be declared or paid; decisions concerning the declaration and payment of dividends are made by the Company's Board of Directors and will be based upon the Company's level of earnings, cash flow, financial requirements, and economic and business conditions then

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prevailing, as well as other relevant factors.  The Credit Agreement further contains provisions restricting the amount of capital expenditures that the Company and its subsidiaries may make in any fiscal year ($38 million in 1997 and $20 million for each fiscal year thereafter). Finally, the agreement requires the Company to comply with certain financial covenants and ratios, including Leverage Ratio requirements, an interest coverage ratio, and a covenant requiring that certain minimum net worth amounts be maintained.

ITEM 5.  OTHER EVENTS.

     On January 21, 1997, the Company acquired 100% of the issued and outstanding capital stock of Rock Creek Aluminum, Inc., an Ohio corporation ("Rock Creek"), in accordance with the terms of a Stock Purchase Agreement (the "Rock Creek Agreement") among the Company and the holders of 100% of the issued and outstanding capital stock of Rock Creek (the "Shareholders"). Under the terms of the Rock Creek Agreement, the Company issued, in private transactions, 618,137 shares (the "Shares") of the Company's common stock, par value $.10 per share, to the Shareholders as the purchase price. The amount and terms of such consideration were determined following arm's-length negotiations between the Company and the Shareholders. Pursuant to the Rock Creek Agreement, a portion of the Shares was placed into an escrow account for use in the event of any claims by the Company against the Shareholders during the four-year period following the closing of the purchase. The Company also has granted certain registration rights to the Shareholders with respect to the Shares.

     Rock Creek operates aluminum processing facilities in Elyria, Ohio, Rock Creek, Ohio and Cleveland, Ohio that supply aluminum products, including deoxidizers and slag conditioners, to the steel industry. The Company intends to continue operating the business and assets of Rock Creek in a similar manner as they were operated prior to the Company's acquisition of Rock Creek.

     The Company will account for its acquisition of Rock Creek as a purchase transaction for financial accounting purposes.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements of Businesses Acquired:

          At this time it is impracticable to provide the required consolidated financial statements for IMSAMET, Inc.; therefore, the required financial statements will be filed with the Commission no later than April 7, 1997.

     (b)  Pro forma Financial Information

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          At this time it is impracticable to provide the required pro forma financial information required pursuant to Article 11 of Regulation S-X; therefore, the required financial information will be filed with the Commission no later than April 7, 1997.

     (c)  Exhibits:

          2.1 Stock Purchase Agreement by and among IMCO Recycling Inc., EnviroSource, Inc. and IMSAMET, Inc. dated November 26, 1996. (In accordance with Item 601 of Regulation S-K, the copy of the IMSAMET Agreement filed with the Securities and Exchange Commission (the "Commission") does not include the schedules or exhibits thereto. The Company agrees to furnish such information supplementally to the Commission upon request.)

          2.2 Amendment No. 1 to Stock Purchase Agreement by and among IMCO Recycling Inc., EnviroSource, Inc. and IMSAMET, Inc. dated January 21, 1997.

          2.3 Credit Agreement by and among IMCO Recycling Inc., the Subsidiary Guarantors named therein, the Lenders thereunder, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Texas Commerce Bank National Association, dated January 21, 1997. (In accordance with Item 601 of Regulation S-K, the copy of the Credit Agreement filed with the Commission does not include the schedules or exhibits thereto. The Company agrees to furnish such information supplementally to the Commission upon request.)

          2.4 Security Agreement by and among IMCO Recycling Inc., the Subsidiary Guarantors named therein and Texas Commerce Bank National Association as Administrative Agent for the Lenders, dated January 21, 1997.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              IMCO RECYCLING INC.



                                       By:  /s/ PAUL V. DUFOUR
                                          ------------------------------------
                                            Paul V. Dufour
                                            Executive Vice President and
                                            Chief Financial Officer

Date:  February 4, 1997